Provident Financial Services, Inc. Announces Fourth Quarter and Full Year Earnings, and Annual Meeting Date
ISELIN, NJ, January 27, 2026 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $83.4 million, or $0.64 per basic and diluted share for the three months ended December 31, 2025, compared to $71.7 million, or $0.55 per basic and diluted share, for the three months ended September 30, 2025 and $48.5 million, or $0.37 per basic and diluted share, for the three months ended December 31, 2024. For the year ended December 31, 2025, net income totaled $291.2 million, or $2.23 per basic and diluted share, compared to $115.5 million, or $1.05 per basic and diluted share, for the year ended December 31, 2024. Prior year earnings include six and a half months of combined operations with Lakeland Bancorp, Inc. (“Lakeland”), compared to a full year in 2025. Additionally, while there were no transaction costs related to our merger with Lakeland during 2025, for the three months and year ended December 31, 2024, these costs totaled $20.2 million and $117.0 million, respectively. The 2024 full year results included an initial Current Expected Credit Loss ("CECL") provision for credit losses on loans of $60.1 million recorded as part of the Lakeland merger.
Anthony J. Labozzetta, President and Chief Executive Officer commented, “Provident Bank finished 2025 with a third consecutive quarter of record revenues, notable momentum across all our business lines and strong profitability. Organic growth remains our top priority, supported by a loan pipeline that has consistently been over $2.5 billion for the past four quarters, and several investments we have made to sustain growth in non-interest income. Our organization continues to focus on several strategic initiatives to help profitably grow our business, including growing our market share in middle market banking, insurance and wealth management. Looking ahead to 2026, we expect continued earnings per share growth and to compound tangible book value, while also making the necessary investments to sustain our momentum over the long-term."
Performance Highlights for the Fourth Quarter of 2025
•The Company's annualized returns on average assets, average equity and average tangible equity(1) were 1.34%, 11.78% and 17.58% for the quarter ended December 31, 2025, compared to 1.16%, 10.39% and 16.01% for the quarter ended September 30, 2025. A reconciliation between GAAP and the above non-GAAP ratios is shown on page 13 of the earnings release.
•The Company's annualized adjusted pre-provision, net-revenue returns on average assets, average equity and average tangible equity(2) were 1.78%, 15.68% and 21.78% for the quarter ended December 31, 2025, compared to 1.76%, 15.74% and 22.20% for the quarter ended September 30, 2025. A reconciliation between GAAP and the above non-GAAP ratios is shown on page 13 of the earnings release.
•The Company reported record revenue for a third consecutive quarter of $225.7 million for the three months ended December 31, 2025, comprised of record net interest income of $197.4 million and record non-interest income of $28.3 million, compared to revenue of $221.8 million for the prior quarter.
•Average interest-earning assets increased $306.7 million, or an annualized 5.41%, for the quarter ended December 31, 2025, versus the trailing quarter.
•The Company's total commercial loan portfolio, including mortgage warehouse lines, commercial mortgage, multi-family and construction loans, increased $225.3 million, or 5.35% annualized, to $16.93 billion as of December 31, 2025, from $16.70 billion as of September 30, 2025.
•The Company's total deposits increased $182.4 million, or 3.79% annualized, to $19.28 billion as of December 31, 2025, from $19.10 billion as of September 30, 2025, while total core deposits, which exclude certificates of deposit, increased $259.6 million, or 6.55% annualized, to $15.99 billion as of December 31, 2025, from $15.73 billion as of September 30, 2025.
•As of December 31, 2025, the Company's loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $2.74 billion, with a weighted average interest rate of 6.22%, compared to $2.87 billion, with a weighted average interest rate of 6.15%, as of September 30, 2025.

•Net interest margin increased one basis point to 3.44% for the quarter ended December 31, 2025, compared to the trailing quarter, primarily attributable to the favorable repricing of deposits, partially offset by a reduction in net accretion of purchase accounting adjustments related to the Lakeland merger, combined with the repricing of adjustable rate loans. The core net interest margin, which excludes the impact of purchase accounting accretion and amortization, increased seven basis points from the trailing quarter to 3.01%. The average yield on total loans decreased 11 basis points to 5.98% for the quarter ended December 31, 2025, compared to the trailing quarter, while the average cost of deposits, including non-interest-bearing deposits, decreased four basis points to 2.10% for the quarter ended December 31, 2025.
•The Company recorded a $1.2 million provision benefit for credit losses, which included a $2.0 million provision charge for credit losses on loans that was more than offset by a $3.2 million provision benefit for credit losses on off-balance sheet credit exposures for the quarter ended December 31, 2025. The allowance for credit losses as a percentage of loans decreased to 0.95% as of December 31, 2025, from 0.97% as of September 30, 2025.
•Asset quality improved in the quarter, as non-performing loans to total loans as of December 31, 2025 decreased to 0.40% from 0.52% as of September 30, 2025, while non-performing assets to total assets as of December 31, 2025 decreased to 0.32% from 0.41% as of September 30, 2025. The $22.0 million, or 21.90% reduction in non-performing loans for the quarter was driven by the sale of non-accruing notes, with associated charge-offs of $1.3 million. Total net charge-offs of $4.2 million for the quarter represented an annualized 9 basis points of average loans.
•In the fourth quarter of 2025, Provident Bank entered into an agreement to purchase energy production tax credits of approximately $52.0 million, which resulted in an annual tax benefit of $3.4 million for 2025 that was recognized as a reduction in income tax expense.
•Tangible book value per share(3) increased 3.78% to $15.70 and our tangible common equity ratio(3) increased 26 basis points to 8.48% as of December 31, 2025. A reconciliation between GAAP and the above non-GAAP ratios is shown on page 14 of the earnings release.
•As of December 31, 2025, exposure to non-depository financial institution lending was largely comprised of $357.1 million of mortgage warehouse loans.
Annual Meeting Date Set
The Annual Meeting of Stockholders will be held on May 21, 2026 at 10:00 a.m. Eastern Time as a virtual meeting. March 27, 2026 has been established as the record date for the determination of stockholders entitled to vote at the Annual Meeting.
Results of Operations
Three months ended December 31, 2025 compared to the three months ended September 30, 2025
For the three months ended December 31, 2025, net income was $83.4 million, or $0.64 per basic and diluted share, compared to net income of $71.7 million, or $0.55 per basic and diluted share, for the three months ended September 30, 2025.
Net Interest Income and Net Interest Margin
Net interest income increased $3.1 million to $197.4 million for the three months ended December 31, 2025, from $194.3 million for the trailing quarter. The increase in net interest income was primarily due to the favorable repricing of deposits and growth in average earning assets, partially offset by the repricing of adjustable rate loans.
The Company’s net interest margin increased one basis point to 3.44% for the quarter ended December 31, 2025, from 3.43% for the trailing quarter. The average yield on interest-earning assets for the quarter ended December 31, 2025 decreased 10 basis points to 5.66%, compared to the trailing quarter. The average cost of interest-bearing liabilities for the quarter ended December 31, 2025 decreased 13 basis points to 2.83%, compared to the trailing quarter. The average cost of interest-bearing deposits for the quarter ended December 31, 2025 decreased seven basis points to

2.60%, compared to 2.67% for the trailing quarter. The average cost of total deposits, including non-interest-bearing deposits, was 2.10% for the quarter ended December 31, 2025, compared to 2.14% for the trailing quarter. The average cost of borrowed funds for the quarter ended December 31, 2025 was 3.94%, compared to 3.96% for the quarter ended September 30, 2025. The net accretion of purchase accounting adjustments contributed 43 basis points to the net interest margin for the quarter ended December 31, 2025, compared with 49 basis points in the trailing quarter. The reduction in purchase accounting accretion was largely due to the prepayment of certain loans that resulted in accelerated amortization of acquisition premiums and a decrease in accelerated accretion related to prepayments of loans with acquisition discounts. The core net interest margin, which excludes the impact of purchase accounting accretion and amortization, increased seven basis points from the trailing quarter to 3.01%.
Provision for Credit Losses
For the quarter ended December 31, 2025, the Company recorded a $1.2 million provision benefit for credit losses compared to a $7.0 million provision charge for the trailing quarter. The provision benefit consisted of a $2.0 million provision charge for credit losses related to loans and a $3.2 million provision benefit for credit losses related to off-balance sheet credit exposures, compared with provision charges for credit losses on loans and off-balance sheet credit exposures of $4.5 million and $2.5 million, respectively, for the quarter ended September 30, 2025. The provision for credit losses on loans in the quarter was primarily attributable to overall growth in the loan portfolio. For the three months ended December 31, 2025, net charge-offs totaled $4.2 million, or an annualized 9 basis points of average loans, compared to net charge-offs of $5.4 million, or an annualized 11 basis points of average loans for the trailing quarter.
Non-Interest Income and Expense
For the three months ended December 31, 2025, non-interest income totaled $28.3 million, an increase of $892,000, compared to the trailing quarter. Net gains on securities transactions increased $623,000 compared to the trailing quarter, to $690,000 for the three months ended December 31, 2025, primarily due to profits on calls of corporate securities. Wealth management income increased $278,000 compared to the trailing quarter, to $7.6 million for the three months ended December 31, 2025, mainly due to an increase in the average market value of assets under management during the period. Additionally, bank owned life insurance ("BOLI") income increased $128,000 compared to the trailing quarter, to $2.8 million for the three months ended December 31, 2025, primarily due to an increase in benefit claims. Fees and commissions decreased $236,000 to $11.1 million for the three months ended December 31, 2025, compared to the trailing quarter primarily due to a decrease in loan prepayment fee income.
Non-interest expense totaled $114.7 million for the three months ended December 31, 2025, an increase of $1.6 million, compared to $113.1 million for the trailing quarter. Other operating expenses increased $2.0 million to $15.4 million for the three months ended December 31, 2025, compared to the trailing quarter, driven by increases in legal, professional and other miscellaneous expenses. Compensation and benefits expense increased $1.1 million to $64.3 million for the three months ended December 31, 2025, compared to $63.2 million for the trailing quarter primarily attributable to an increase in the accrual for performance-based incentive compensation, partially offset by a decrease in employee medical benefits. Partially offsetting these increases, amortization of intangibles decreased $919,000 to $8.6 million for the three months ended December 31, 2025 primarily due to a scheduled reduction in the rate of core deposit intangible amortization related to Lakeland. FDIC insurance decreased $660,000 to $2.8 million for the three months ended December 31, 2025, compared to $3.4 million for the trailing quarter, primarily due to a decrease in the assessment rate.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(5) was 1.84% for the quarter ended December 31, 2025, compared to 1.83% for the trailing quarter. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(6) was 50.97% for the three months ended December 31, 2025, compared to 51.01% for the trailing quarter.
Income Tax Expense
For the three months ended December 31, 2025, the Company's income tax expense was $28.8 million with an effective tax rate of 25.7%, compared with income tax expense of $29.9 million with an effective tax rate of 29.4% for the trailing quarter. The decrease in tax expense and the effective tax rate for the three months ended

December 31, 2025, compared with the trailing quarter was primarily related to tax credits recognized in the current quarter, which reduced the Company's taxable income by $3.4 million.
Three months ended December 31, 2025 compared to the three months ended December 31, 2024
For the three months ended December 31, 2025, net income was $83.4 million, or $0.64 per basic and diluted share, compared to net income of $48.5 million, or $0.37 per basic and diluted share, for the three months ended December 31, 2024. While there were no transaction costs related to our merger with Lakeland during 2025, these costs totaled $20.2 million for the three months ended December 31, 2024.
Net Interest Income and Net Interest Margin
Net interest income increased $15.7 million to $197.4 million for the three months ended December 31, 2025, from $181.7 million for same period in 2024. The increase in net interest income was primarily due to favorable repricing of deposits and growth in average earning assets.
The Company’s net interest margin increased 16 basis points to 3.44% for the quarter ended December 31, 2025, from 3.28% for the same period last year. The average yield on interest-earning assets for the quarter ended December 31, 2025 remained flat at 5.66% compared to the quarter ended December 31, 2024. The average cost of interest-bearing liabilities decreased 20 basis points for the quarter ended December 31, 2025 to 2.83%, compared to 3.03% for the fourth quarter of 2024. The average cost of interest-bearing deposits for the quarter ended December 31, 2025 was 2.60%, compared to 2.81% for the same period last year. The average cost of total deposits, including non-interest-bearing deposits, was 2.10% for the quarter ended December 31, 2025, compared with 2.25% for the quarter ended December 31, 2024. The average cost of borrowed funds for the quarter ended December 31, 2025 was 3.94%, compared to 3.64% for the same period last year. The core net interest margin, which excludes the impact of purchase accounting accretion and amortization, increased 16 basis points from the same period last year to 3.01%.
Provision for Credit Losses
For the quarter ended December 31, 2025, the Company recorded a $1.2 million provision benefit for credit losses compared to an $8.9 million provision charge for the same period last year. The provision benefit consisted of a $2.0 million provision charge for credit losses related to loans and a $3.2 million provision benefit for credit losses related to off-balance sheet credit exposures, compared with provision charges for credit losses on loans and off-balance sheet credit exposures of $7.8 million and $1.1 million, respectively for the quarter ended December 31, 2025. The provision for credit losses on loans in the 2025 fourth quarter was primarily attributable to overall growth in the loan portfolio. For the three months ended December 31, 2025, net charge-offs totaled $4.2 million, or an annualized 9 basis points of average loans, compared to net charge-offs of $5.5 million, or an annualized 12 basis points of average loans for the same period last year.
Non-Interest Income and Expense
Non-interest income totaled $28.3 million for the quarter ended December 31, 2025, an increase of $4.1 million, compared to the same period in 2024. Fee income increased $1.4 million to $11.1 million for the three months ended December 31, 2025, compared to the same period in 2024, primarily due to an increase in loan prepayment fee income. Other income increased $953,000 to $2.3 million for the three months ended December 31, 2025, compared to the quarter ended December 31, 2024, primarily due to an increase in net gains on the sale of SBA loans. Net gains on securities transactions increased $704,000 to $690,000 for the three months ended December 31, 2025, compared to the same period in 2024, primarily due to an increase in profits on calls of corporate securities. Insurance agency income increased $565,000 to $3.9 million, for the three months ended December 31, 2025, compared to the same period in 2024, largely due to strong retention revenue and new business activity, while BOLI income increased $529,000 to $2.8 million for the three months ended December 31, 2025, compared to the same period in 2024 largely due to an increase in benefit claims.
Non-interest expense totaled $114.7 million for the three months ended December 31, 2025, a decrease of $19.6 million, compared to $134.3 million for the three months ended December 31, 2024. Merger-related expense decreased $20.2 million for the three months ended December 31, 2025, compared to the same period in 2024. Amortization of intangibles decreased $933,000 to $8.6 million for the three months ended December 31, 2025, compared to $9.5 million for the same period in 2024, largely due to a scheduled reduction in the rate of core deposit intangible amortization related to Lakeland, as a result of lower projected attrition on core deposits. Additionally, data processing expense decreased $771,000 to $9.1 million for the three months ended December 31, 2025, compared to the same period in 2024, primarily due to core processing system expenses in the prior year related to the addition of Lakeland. Partially offsetting these decreases in non-interest expense, compensation and benefits expense increased $4.4 million to $64.3 million for three months ended December 31, 2025, compared to $59.9 million for the same period in 2024, primarily due to an increase in the accrual for performance-based incentive compensation.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(5) was 1.84% for the quarter ended December 31, 2025, compared to 1.90% for the same period in 2024. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(6) was 50.97% for the three months ended December 31, 2025 compared to 55.43% for the same respective period in 2024.
Income Tax Expense
For the three months ended December 31, 2025, the Company's income tax expense was $28.8 million with an effective tax rate of 25.7%, compared with $14.2 million with an effective tax rate of 22.6% for the three months ended December 31, 2024. The increase in tax expense for the three months ended December 31, 2025, compared with the three months ended December 31, 2024, was largely due to an increase in taxable income. The increase in the effective tax rate for the three months ended December 31, 2025, compared with the three months ended December 31, 2024 was primarily due to a prior year $4.2 million tax benefit related to the revaluation of deferred tax assets.
Year ended December 31, 2025 compared to the year ended December 31, 2024
For the year ended December 31, 2025, net income totaled $291.2 million, or $2.23 per basic and diluted share, compared to net income of $115.5 million, or $1.05 per basic and diluted share, for the year ended December 31, 2024. While there were no transaction costs related to our merger with Lakeland in 2025, those costs totaled $117.0 million, including an initial CECL provision for credit losses on loans recorded as part of the Lakeland merger, for the year ended December 31, 2024.
Net Interest Income and Net Interest Margin
Net interest income increased $160.0 million to $760.6 million for the year ended December 31, 2025, from $600.6 million for 2024. The increase in net interest income was largely driven by growth in average earning assets including net assets added in the May 16, 2024 acquisition of Lakeland and related accretion of purchase accounting adjustments, further aided by lower rates on funding.
For the year ended December 31, 2025, the net interest margin increased 13 basis points to 3.39%, compared to 3.26% for 2024. The weighted average yield on interest earning assets remained flat at 5.68% for the year ended December 31, 2025, compared to 2024, while the weighted average cost of interest-bearing liabilities decreased 14 basis points to 2.91% for the year ended December 31, 2025, compared to 3.05% last year. The average cost of interest-bearing deposits decreased 20 basis points to 2.63% for the year ended December 31, 2025, compared to 2.83% in the prior year. Average non-interest-bearing demand deposits increased $602.1 million to $3.72 billion for the year ended December 31, 2025, compared with $3.12 billion for 2024. The average cost of total deposits, including non-interest-bearing deposits, was 2.11% for the year ended December 31, 2025, compared with 2.26% for 2024. The average cost of borrowings for the year ended December 31, 2025 was 3.90%, compared to 3.71% in the prior year. The core net interest margin, which excludes the impact of purchase accounting accretion and amortization, increased 9 basis points from last year to 2.92%.

Provision for Credit Losses
For the year ended December 31, 2025, the Company recorded a $3.6 million provision for credit losses, compared with a provision for credit losses of $87.6 million for 2024. The provision consisted of a $4.1 million provision charge for credit losses related to loans and a $545,000 provision benefit for credit losses related to off-balance sheet credit exposures, compared with provision charges for credit losses on loans and off-balance sheet credit exposures of $83.6 million and $4.0 million, respectively, for 2024. The provision for credit losses on loans for the year ended December 31, 2025 was primarily attributable to overall growth in the loan portfolio. The provision for credit losses on loans for the prior year period was primarily attributable to an initial CECL provision for credit losses on loans of $60.1 million, recorded as part of the Lakeland merger. For the year ended December 31, 2025, net charge-offs totaled $12.8 million or an annualized seven basis points of average loans, compared with net charge-offs of $14.6 million, or an annualized nine basis points of average loans, for the year ended December 31, 2024.
Non-Interest Income and Expense
For the year ended December 31, 2025, non-interest income totaled $109.8 million, an increase of $15.7 million, compared to 2024. Fee income increased $8.7 million to $42.8 million for the year ended December 31, 2025, compared to 2024, primarily due to increases in deposit fee income, loan prepayment fee income and debit and credit card related fee income. Other income increased $3.9 million to $8.5 million for the year ended December 31, 2025, compared to $4.5 million for 2024, primarily due to an increase in gains on sales of SBA and mortgage loans and other miscellaneous income. Net gains on securities transactions increased $3.8 million for the year ended December 31, 2025, primarily due to a prior year $2.8 million loss on the sale of subordinated debt issued by Lakeland from the Provident investment portfolio prior to the merger. Additionally, insurance agency income increased $2.1 million to $18.3 million for the year ended December 31, 2025, compared to $16.2 million for 2024, largely due to increases in contingent commissions, retention revenue and new business activity. Partially offsetting these increases in non-interest income, BOLI income decreased $1.6 million to $10.1 million for the year ended December 31, 2025, compared to 2024, primarily due to a decrease in benefit claims, partially offset by an increase in income related to the addition of Lakeland's BOLI, while wealth management income decreased $1.3 million to $29.3 million for the year ended December 31, 2025, compared to 2024, mainly due to a decrease in the average market value of assets under management during the period.
Non-interest expense totaled $458.7 million for the year ended December 31, 2025, an increase of $1.1 million, compared to $457.5 million for 2024. Compensation and benefits expense increased $34.8 million to $253.1 million for the year ended December 31, 2025, compared to $218.3 million for 2024 primarily attributable to the addition of Lakeland personnel. Amortization of intangibles increased $8.1 million to $37.1 million for the year ended December 31, 2025, compared to $28.9 million for 2024, largely due to core deposit intangible amortization related to the addition of Lakeland. Net occupancy expense increased $7.8 million to $52.8 million for the year ended December 31, 2025, compared to 2024, primarily due to increases in depreciation and maintenance expense related to the addition of Lakeland. Other operating expenses increased $5.1 million to $59.8 million for the year ended December 31, 2025, compared to $54.7 million for 2024, primarily due to a $1.4 million increase in write-downs on foreclosed property, combined with additional expenses due to the addition of Lakeland. Data processing expense increased $1.8 million to $37.4 million for the year ended December 31, 2025, compared to $35.6 million for 2024, primarily due to the addition of Lakeland. Partially offsetting these increases to non-interest expense, merger-related expenses decreased $56.9 million for the year ended December 31, 2025.
Income Tax Expense
For the year ended December 31, 2025, the Company's income tax expense was $117.0 million with an effective tax rate of 28.7%, compared with $34.1 million with an effective tax rate of 22.8% for 2024. The increase in tax expense for the year ended December 31, 2025, compared with last year was primarily due to an increase in taxable income, partially resulting from the prior year initial CECL provision for credit losses on loans of $60.1 million recorded in accordance with GAAP requirements for accounting for business combinations and additional expenses from the Lakeland merger. Additionally, the increase in tax expense and the effective tax rate was due to a prior year $10.0 million tax benefit related to the revaluation of deferred tax assets.

Asset Quality
The Company’s total non-performing loans at December 31, 2025 were $78.4 million, or 0.40% of total loans, compared to $100.4 million or 0.52% of total loans at September 30, 2025 and $72.1 million, or 0.39% of total loans at December 31, 2024. The $22.0 million decrease in non-performing loans at December 31, 2025, compared to the trailing quarter, consisted of a $14.1 million decrease in non-performing construction loans and a $12.2 million decrease in non-performing commercial mortgage loans, partially offset by a $1.8 million increase in non-performing multi-family loans, a $1.2 million increase in non-performing residential loans, a $736,000 increase in non-performing commercial loans and a $468,000 increase in non-performing consumer loans. The reduction in non-performing loans for the quarter was driven by the sale of non-accruing notes, with associated charge-offs of $1.3 million. As of December 31, 2025, impaired loans totaled $63.3 million with related specific reserves of $5.9 million, compared with impaired loans totaling $85.4 million with related specific reserves of $6.2 million as of September 30, 2025. As of December 31, 2024, impaired loans totaled $55.4 million with related specific reserves of $7.5 million.
At December 31, 2025, the Company’s allowance for credit losses related to the loan portfolio was 0.95% of total loans, compared to 0.97% and 1.04% at September 30, 2025 and December 31, 2024, respectively. The allowance for credit losses decreased $8.7 million to $184.8 million at December 31, 2025, from $193.4 million at December 31, 2024. The decrease in the allowance for credit losses on loans at December 31, 2025 compared to December 31, 2024 was primarily due to net charge-offs of $12.8 million, partially offset by a $4.1 million provision for credit losses on loans.

The following table sets forth accruing past due loans and non-accrual loans on the dates indicated, as well as certain asset quality ratios.

	December 31, 2025		September 30, 2025		December 31, 2024
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Accruing past due loans:
30 to 59 days past due:
Commercial mortgage loans	8	$15,652	3	$956	7	$8,538
Multi-family mortgage loans	—	—	—	—	—	—
Construction loans	—	—	—	—	—	—
Residential mortgage loans	34	8,344	32	8,085	22	6,388
Total mortgage loans	42	23,996	35	9,041	29	14,926
Commercial loans	9	1,303	8	729	9	3,026
Consumer loans	49	2,209	40	2,739	47	3,152
Total 30 to 59 days past due	100	$27,508	83	$12,509	85	$21,104

60 to 89 days past due:
Commercial mortgage loans	—	$—	4	$4,314	4	$3,954
Multi-family mortgage loans	1	932	1	879	—	—
Construction loans	—	—	—	—	—	—
Residential mortgage loans	16	4,177	22	6,180	17	5,049
Total mortgage loans	17	5,109	27	11,373	21	9,003
Commercial loans	3	633	4	1,390	3	1,117
Consumer loans	14	781	11	299	15	856
Total 60 to 89 days past due	34	6,523	42	13,062	39	10,976
Total accruing past due loans	134	$34,031	125	$25,571	124	$32,080

Non-accrual:
Commercial mortgage loans	11	$26,856	13	$39,036	17	$20,883
Multi-family mortgage loans	3	2,268	1	424	6	7,498
Construction loans	1	5,159	2	19,220	2	13,246
Residential mortgage loans	32	9,062	29	7,858	23	4,535
Total mortgage loans	47	43,345	45	66,538	48	46,162
Commercial loans	28	33,219	42	32,483	32	24,243
Consumer loans	27	1,856	19	1,388	23	1,656
Total non-accrual loans	102	$78,420	106	$100,409	103	$72,061

Non-performing loans to total loans		0.40%		0.52%		0.39%
Allowance for loan losses to total non-performing loans		235.61%		186.21%		268.43%
Allowance for loan losses to total loans		0.95%		0.97%		1.04%
At December 31, 2025 and December 31, 2024, the Company held foreclosed assets of $2.0 million and $9.5 million, respectively. During the year ended December 31, 2025, there was a write-down of one foreclosed commercial property of $2.7 million based on a contracted sales price. The sale of this property closed in the second quarter of 2025, which reduced foreclosed assets by an additional $5.8 million. There was one addition to foreclosed assets with an aggregate carrying value of $1.0 million. Foreclosed assets at December 31, 2025 consisted of commercial real estate. Total non-performing assets at December 31, 2025 decreased $1.1 million to $80.4 million, or 0.32% of total assets, from $81.5 million, or 0.34% of total assets at December 31, 2024.

Balance Sheet Summary
Total assets at December 31, 2025 were $24.98 billion, a $928.9 million increase from December 31, 2024. The increase in total assets was primarily due to a $844.7 million increase in loans held for investment and a $354.0 million increase in total investments, partially offset by a $147.7 million decrease in loans held for sale, and decreases in intangibles and other assets.
The Company’s loans held for investment portfolio totaled $19.50 billion at December 31, 2025 and $18.66 billion at December 31, 2024. The loan portfolio consisted of the following:

	December 31, 2025	September 30, 2025	December 31, 2024
	(Dollars in thousands)
Mortgage loans:
Commercial	$7,398,792	$7,318,725	$7,228,078
Multi-family	3,667,337	3,534,751	3,382,933
Construction	662,112	719,961	823,503
Residential	1,974,324	1,977,483	2,010,637
Total mortgage loans	13,702,565	13,550,920	13,445,151
Commercial loans	4,843,466	4,837,934	4,447,672
Mortgage warehouse lines	357,051	292,133	160,928
Consumer loans	612,431	614,983	613,819
Total gross loans	19,515,513	19,295,970	18,667,570
Premiums on purchased loans	1,524	1,362	1,338
Net deferred fees and unearned discounts	(12,976)	(11,265)	(9,538)
Total loans	$19,504,061	$19,286,067	$18,659,370
For the year ended December 31, 2025, the Company had net increases of $395.8 million in commercial loans, $284.4 million in multi-family loans and $170.7 million in commercial mortgage loans, partially offset by net decreases of $161.4 million in construction loans, $36.3 million in residential mortgage loans and $1.4 million in consumer loans. Commercial loans, consisting of commercial real estate, multi-family, commercial, mortgage warehouse and construction loans, represented 86.7% of the loan portfolio at December 31, 2025, compared to 85.9% at December 31, 2024.
For the year ended December 31, 2025, loan funding, including advances on lines of credit, totaled $10.11 billion, compared with $4.82 billion for the same period in 2024.
At December 31, 2025, the Company’s unfunded loan commitments totaled $3.71 billion, including commitments of $2.41 billion in commercial loans, $469.6 million in construction loans and $138.6 million in commercial mortgage loans. Unfunded loan commitments at September 30, 2025 and December 31, 2024 totaled $3.82 billion and $2.73 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $2.74 billion at December 31, 2025, compared to $2.89 billion at September 30, 2025 and $1.79 billion at December 31, 2024.
Total investment securities were $3.58 billion at December 31, 2025, a $354.0 million increase from December 31, 2024. This increase was primarily due to purchases of mortgage-backed securities and a decrease in unrealized losses on available for sale debt securities.
Total deposits increased $654.9 million during the year ended December 31, 2025, to $19.28 billion. Total savings and demand deposit accounts increased $535.7 million to $15.99 billion at December 31, 2025, while total time deposits increased $119.1 million to $3.29 billion at December 31, 2025. The increase in savings and demand deposits was largely attributable to a $372.0 million increase in interest-bearing demand deposits and a $328.7 million increase in money market deposits, partially offset by a $90.4 million decrease in savings deposits and a $74.5 million decrease in non-interest-bearing demand deposits. The increase in time deposits consisted of a $253.6 million increase in brokered time deposits, partially offset by a $134.5 million decrease in retail time deposits.
Borrowed funds increased $91.5 million during the year ended December 31, 2025, to $2.11 billion. Borrowed funds represented 8.5% of total assets at December 31, 2025, a decrease from 13.9% at December 31, 2024.
Stockholders’ equity increased $232.0 million during the year ended December 31, 2025, to $2.83 billion, primarily due to net income earned for the period and a decrease in unrealized losses on available for sale debt securities, partially offset by cash dividends paid to stockholders. For the year ended December 31, 2025, common stock repurchases totaled 158,293 shares at an average cost of $18.07 per share, all of which were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. As of December 31, 2025, approximately 814,000 shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(6) at December 31, 2025 were $21.69 and $15.70, respectively, compared with $19.93 and $13.66, respectively, at December 31, 2024.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "Commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Orange, Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Wednesday, January 28, 2026 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter and year ended December 31, 2025. The call may be accessed by dialing 1-888-412-4131 (United States Toll Free) and 1-646-960-0134 (United States Local). Speakers will need to enter conference ID code (3610756) before being met by a live operator. Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
A supplemental 4th Quarter results investor presentation is also available on our investor relations website under “Presentations.”
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, inflation and unemployment, competitive products and pricing, real estate values, fiscal and monetary policies of the U.S. Government, tariffs, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, potential goodwill impairment, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume any duty, and does not undertake, to update any forward-looking statements to reflect events or circumstances after the date of this statement.

Footnotes
(1) Annualized adjusted pre-provision, net-revenue return on average assets, annualized return on average tangible equity, tangible common equity capital ratio, tangible book value per share, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the Three months ended			At or for the Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Statement of Income
Net interest income	$197,411	$194,332	$181,737	$760,565	$600,614
Provision (benefit) charge for credit losses	(1,213)	7,044	8,880	3,581	87,564
Non-interest income	28,311	27,419	24,175	109,836	94,113
Non-interest expense	114,690	113,092	134,323	458,663	457,548
Income before income tax expense	112,245	101,615	62,709	408,157	149,615
Net income	83,431	71,720	48,524	291,160	115,525
Diluted earnings per share	$0.64	$0.55	$0.37	$2.23	$1.05
Interest rate spread	2.83%	2.80%	2.63%	2.77%	2.63%
Net interest margin	3.44%	3.43%	3.28%	3.39%	3.26%

Profitability
Annualized return on average assets	1.34%	1.16%	0.81%	1.19%	0.57%
Annualized adjusted return on average assets (1)	1.34%	1.16%	1.05%	1.19%	0.78%
Annualized return on average equity	11.78%	10.39%	7.36%	10.71%	5.07%
Annualized adjusted return on average equity (1)	11.78%	10.39%	9.53%	10.71%	6.95%
Annualized return on average tangible equity (4)	17.58%	16.01%	12.21%	16.58%	8.58%
Annualized adjusted return on average tangible equity (1)	17.58%	16.01%	15.39%	16.58%	11.29%
Annualized adjusted non-interest expense to average assets (5)	1.84%	1.83%	1.90%	1.87%	1.97%
Efficiency ratio (6)	50.97%	51.01%	55.43%	52.44%	57.67%

Asset Quality
Non-accrual loans	$78,420	$100,409	$72,061	$78,420	$72,061
90+ and still accruing	—	—	—	—	—
Non-performing loans	78,420	100,409	72,061	78,420	72,061
Foreclosed assets	2,015	2,015	9,473	2,015	9,473
Non-performing assets	80,435	102,424	81,534	80,435	81,534
Non-performing loans to total loans	0.40%	0.52%	0.39%	0.40%	0.39%
Non-performing assets to total assets	0.32%	0.41%	0.34%	0.32%	0.34%
Allowance for loan losses	$184,767	$186,969	$193,432	$184,767	$193,432
Allowance for loan losses to total non-performing loans	235.61%	186.21%	268.43%	235.61%	268.43%
Allowance for loan losses to total loans	0.95%	0.97%	1.04%	0.95%	1.04%
Net loan charge-offs	$4,152	5,401	$5,493	$12,790	$14,560
Annualized net loan charge offs to average total loans	0.09%	0.11%	0.12%	0.07%	0.09%

Average Balance Sheet Data
Assets	$24,775,214	$24,518,290	$23,908,514	$24,429,121	$20,382,148
Loans, net	19,149,055	18,906,763	18,487,443	18,870,134	15,600,431
Earning assets	22,798,735	22,492,065	21,760,458	22,395,056	18,403,149
Savings and demand deposits	16,291,161	15,602,031	15,581,608	15,655,186	13,103,803
Borrowings	1,531,419	2,136,111	1,711,806	2,018,256	1,983,674
Interest-bearing liabilities	17,867,637	17,704,286	17,093,382	17,622,488	14,596,325
Stockholders' equity	2,810,166	2,738,414	2,624,019	2,718,331	2,279,525
Average yield on interest-earning assets	5.66%	5.76%	5.66%	5.68%	5.68%
Average cost of interest-bearing liabilities	2.83%	2.96%	3.03%	2.91%	3.05%

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Annualized Adjusted Return on Average Assets, Equity and Tangible Equity
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Net Income	$83,431	$71,720	$48,524	$291,160	$115,525
Merger-related transaction costs	—	—	20,184	—	56,867
Less: income tax expense	—	—	(5,819)	—	(14,010)
Annualized adjusted net income	$83,431	$71,720	$62,889	$291,160	$158,382
Less: Amortization of Intangibles (net of tax)	$6,180	$6,639	$6,649	$26,712	$20,226
Annualized adjusted net income for annualized adjusted return on average tangible equity	$89,611	$78,359	$69,538	$317,872	$178,607

Annualized Adjusted Return on Average Assets	1.34%	1.16%	1.05%	1.19%	0.78%
Annualized Adjusted Return on Average Equity	11.78%	10.39%	9.53%	10.71%	6.95%
Annualized Adjusted Return on Average Tangible Equity	17.58%	16.01%	15.39%	16.58%	11.29%

(2) Annualized adjusted pre-provision, net-revenue ("PPNR") returns on average assets, average equity and average tangible equity
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Net income	$83,431	$71,720	$48,524	$291,160	$115,525
Adjustments to net income:
Provision (benefit) charge for credit losses	(1,213)	7,044	8,880	3,581	87,564
Net loss on Lakeland bond sale	—	—	—	—	2,839
Merger-related transaction costs	—		20,184	—	56,867
Writedown on ORE property	—	—	—	2,690	—
Income tax expense	28,814	29,895	14,185	116,997	34,090
Adjusted PPNR income	$111,032	$108,659	$91,773	$414,428	$296,885

Annualized Adjusted PPNR income	$440,507	$431,093	$365,097	$414,428	$296,885
Average assets	$24,775,214	$24,518,290	$23,908,514	$24,429,121	$20,382,148
Average equity	$2,810,166	$2,738,414	$2,624,019	$2,718,331	$2,279,525
Average tangible equity	$2,022,451	$1,941,625	$1,797,994	$1,916,703	$1,581,339

Annualized Adjusted PPNR return on average assets	1.78%	1.76%	1.53%	1.70%	1.46%
Annualized PPNR return on average equity	15.68%	15.74%	13.91%	15.25%	13.02%
Annualized PPNR return on average tangible equity	21.78%	22.20%	20.31%	21.62%	18.77%

(3) Tangible Common Equity Ratio, Book and Tangible Book Value per Share				December 31,	December 31,
				2025	2024

Total assets				$24,980,710	$24,051,825
Less: total intangible assets				782,152	819,230

Total tangible assets				$24,198,558	0	$23,232,595

Total stockholders' equity				$2,833,212		$2,601,207
Less: total intangible assets				782,152		819,230
Total tangible stockholders' equity				$2,051,060		$1,781,977

Tangible common equity ratio				8.48%		7.67%
Shares outstanding				130,619,949		130,489,493

Book value per share (total stockholders' equity/shares outstanding)				$21.69		$19.93
Tangible book value per share (total tangible stockholders' equity/shares outstanding)				$15.70		$13.66

(4) Annualized Return on Average Tangible Equity
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,		December 31,
	2025	2025	2024	2025		2024
Total average stockholders' equity	$2,810,166	$2,738,414	$2,624,019	$2,718,331		$2,279,525
Less: total average intangible assets	787,715	796,789	826,025	801,628		698,186
Total average tangible stockholders' equity	$2,022,451	$1,941,625	$1,797,994	$1,916,703		$1,581,339

Net income	$83,431	$71,720	$48,524	$291,160		$115,525
Less: Amortization of Intangibles, net of tax	6,180	6,639	6,649	26,712		20,226
Total net income	$89,611	$78,359	$55,173	$317,872		$135,751

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	17.58%	16.01%	12.21%	16.58%		8.58%

(5) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,		December 31,
	2025	2025	2024	2025		2024
Reported non-interest expense	$114,690	$113,092	$134,323	$458,663		$457,548
Adjustments to non-interest expense:
Merger-related transaction costs	—	—	20,184	—		56,867
Write-down of foreclosed property	$—	$—	$—	$2,690		$—
Adjusted non-interest expense	$114,690	$113,092	$114,139	$455,973		$400,681

Annualized adjusted non-interest expense	$455,020	$448,680	$454,075	$455,973		$400,681

Average assets	$24,775,214	$24,518,290	$23,908,514	$24,429,121		$20,382,148

Annualized adjusted non-interest expense/average assets	1.84%	1.83%	1.90%	1.87%		1.97%

(6) Efficiency Ratio Calculation
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,		December 31,
	2025	2025	2024	2025		2024
Net interest income	$197,411	$194,332	$181,737	$760,565		$600,614
Non-interest income	28,311	27,419	24,175	109,836		94,113
Adjustments to non-interest income:
Net (gain) loss on securities transactions	(690)	(67)	14	(843)		2,986
Adjusted non-interest income	27,621	27,352	24,189	108,993		97,099
Total income	$225,032	$221,684	$205,912	$869,558		$694,727

Adjusted non-interest expense	$114,690	$113,092	$114,139	$455,973		$400,681

Efficiency ratio (adjusted non-interest expense/income)	50.97%	51.01%	55.43%	52.44%		57.67%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
December 31, 2025 (Unaudited) and December 31, 2024
(Dollars in Thousands)

Assets	December 31, 2025	December 31, 2024
Cash and cash equivalents	211,484	205,939
Available for sale debt securities, at fair value	3,164,756	2,768,915
Held to maturity debt securities, (net of $16,000 allowance as of December 31, 2025 (unaudited) and $14,000 allowance as of December 31, 2024)	282,127	327,623
Equity securities, at fair value	19,875	19,110
Federal Home Loan Bank stock	115,687	112,767
Loans held for sale	14,710	162,453
Loans held for investment	19,504,061	18,659,370
Less allowance for credit losses	184,767	193,432
Net loans	19,334,004	18,628,391
Foreclosed assets, net	2,015	9,473
Banking premises and equipment, net	113,328	119,622
Accrued interest receivable	95,798	91,160
Intangible assets	782,152	819,230
Bank-owned life insurance	414,371	405,893
Other assets	445,113	543,702
Total assets	$24,980,710	$24,051,825

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$14,402,148	$13,775,991
Savings deposits	1,589,259	1,679,667
Certificates of deposit of $250,000 or more	929,989	789,342
Other time deposits	2,357,287	2,378,813
Total deposits	19,278,683	18,623,813
Mortgage escrow deposits	40,253	42,247
Borrowed funds	2,111,955	2,020,435
Subordinated debentures	406,582	401,608
Other liabilities	310,025	362,515
Total liabilities	22,147,498	21,450,618

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 137,565,966 shares issued and 130,619,949 shares outstanding as of December 31, 2025 and 130,489,493 outstanding as of December 31, 2024.	1,376	1,376
Additional paid-in capital	1,844,949	1,834,495
Retained earnings	1,154,364	989,111
Accumulated other comprehensive loss	(76,183)	(135,355)
Treasury stock	(91,294)	(88,420)
Total stockholders' equity	2,833,212	2,601,207
Total liabilities and stockholders' equity	$24,980,710	$24,051,825

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three months ended December 31, 2025, September 30, 2025 (Unaudited) and December 31, 2024, and year ended December 31, 2025 (Unaudited) and 2024
(Dollars in Thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Interest and dividend income:
Real estate secured loans	$196,082	$197,252	$194,236	$773,179	$655,868
Commercial loans	81,652	81,943	75,978	318,268	251,793
Consumer loans	10,504	10,847	10,815	41,974	36,635
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	33,981	33,578	27,197	128,647	85,895
Held to maturity debt securities	1,835	1,897	2,125	7,694	8,885
Deposits, federal funds sold and other short-term investments	785	764	1,596	3,012	7,062
Total interest income	324,839	326,281	311,947	1,272,774	1,046,138

Interest expense:
Deposits	104,232	102,094	105,922	400,003	349,523
Borrowed funds	15,199	21,307	15,652	78,754	73,523
Subordinated debt	7,997	8,548	8,636	33,452	22,478
Total interest expense	127,428	131,949	130,210	512,209	445,524
Net interest income	197,411	194,332	181,737	760,565	600,614
Provision (benefit) charge for credit losses	(1,213)	7,044	8,880	3,581	87,564
Net interest income after provision for credit losses	198,624	187,288	172,857	756,984	513,050

Non-interest income:
Fees	11,100	11,336	9,687	42,827	34,114
Wealth management income	7,627	7,349	7,655	29,252	30,533
Insurance agency income	3,854	3,852	3,289	18,299	16,201
Bank-owned life insurance	2,790	2,662	2,261	10,130	11,709
Net gain (loss) on securities transactions	690	67	(14)	843	(2,986)
Other income	2,250	2,153	1,297	8,485	4,542
Total non-interest income	28,311	27,419	24,175	109,836	94,113

Non-interest expense:
Compensation and employee benefits	64,316	63,202	59,937	253,133	218,341
Net occupancy expense	13,078	12,773	12,562	52,789	45,014
Data processing expense	9,110	9,102	9,881	37,415	35,579
FDIC Insurance	2,758	3,418	3,411	12,902	12,964
Amortization of intangibles	8,578	9,497	9,511	37,074	28,931
Advertising and promotion expense	1,406	1,640	1,485	5,530	5,146
Merger-related expenses	—	—	20,184	—	56,867
Other operating expenses	15,444	13,460	17,352	59,820	54,706
Total non-interest expense	114,690	113,092	134,323	458,663	457,548
Income before income tax expense	112,245	101,615	62,709	408,157	149,615
Income tax expense	28,814	29,895	14,185	116,997	34,090
Net income	$83,431	$71,720	$48,524	$291,160	$115,525

Basic earnings per share	$0.64	$0.55	$0.37	$2.23	$1.05
Average basic shares outstanding	130,530,391	130,506,517	130,067,244	130,462,418	109,668,911

Diluted earnings per share	$0.64	$0.55	$0.37	$2.23	$1.05
Average diluted shares outstanding	130,589,271	130,553,819	130,163,872	130,507,070	109,712,732

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)
	December 31, 2025			September 30, 2025			December 31, 2024
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets:
Deposits	$90,490	$785	3.44%	$79,471	$764	3.82%	$117,998	$1,596	5.38%
Available for sale debt securities	3,161,753	31,622	4.00%	3,070,080	30,952	4.03%	2,720,065	24,827	3.69%
Held to maturity debt securities, net (1)	287,635	1,835	2.55%	299,506	1,897	2.53%	328,147	2,125	2.59%
Equity securities, at fair value	19,781	143	2.90%	19,457	120	2.47%	19,920	236	4.71%
Total securities	3,469,169	33,600	3.87%	3,389,043	32,969	3.89%	3,068,132	27,188	3.58%
Federal Home Loan Bank stock	90,021	2,216	9.76%	116,788	2,506	8.58%	86,885	2,134	9.82%
Net loans: (2)
Total mortgage loans	13,501,084	196,082	5.77%	13,390,032	197,252	5.85%	13,287,942	194,236	5.75%
Total commercial loans	5,036,657	81,652	6.43%	4,908,131	81,943	6.63%	4,587,048	75,978	6.54%
Total consumer loans	611,314	10,504	6.82%	608,600	10,847	7.07%	612,453	10,815	7.02%
Total net loans	19,149,055	288,238	5.98%	18,906,763	290,042	6.09%	18,487,443	281,029	5.99%
Total interest-earning assets	$22,798,735	$324,839	5.66%	$22,492,065	$326,281	5.76%	$21,760,458	$311,947	5.66%

Non-Interest Earning Assets:
Cash and due from banks	152,621			154,859			159,151
Other assets	1,823,858			1,871,366			1,988,905
Total assets	$24,775,214			$24,518,290			$23,908,514

Interest-Bearing Liabilities:
Demand deposits	$10,960,066	$72,283	2.62%	$10,280,314	$70,584	2.72%	$10,115,827	$71,265	2.80%
Savings deposits	1,585,837	889	0.22%	1,596,072	896	0.22%	1,677,725	968	0.23%
Time deposits	3,384,538	31,060	3.64%	3,287,241	30,614	3.69%	3,187,172	33,689	4.21%
Total Deposits	15,930,441	104,232	2.60%	15,163,627	102,094	2.67%	14,980,724	105,922	2.81%

Borrowed funds	1,531,419	15,199	3.94%	2,136,111	21,307	3.96%	1,711,806	15,652	3.64%
Subordinated debentures	405,777	7,997	7.82%	404,548	8,548	8.38%	400,852	8,636	8.57%
Total interest-bearing liabilities	17,867,637	127,428	2.83%	17,704,286	131,949	2.96%	17,093,382	130,210	3.03%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	3,745,258			3,725,645			3,788,056
Other non-interest bearing liabilities	352,153			349,945			403,057
Total non-interest bearing liabilities	4,097,411			4,075,590			4,191,113
Total liabilities	21,965,048			21,779,876			21,284,495
Stockholders' equity	2,810,166			2,738,414			2,624,019
Total liabilities and stockholders' equity	$24,775,214			$24,518,290			$23,908,514

Net interest income		$197,411			$194,332			$181,737

Net interest rate spread			2.83%			2.80%			2.63%
Net interest-earning assets	$4,931,098			$4,787,779			$4,667,076

Net interest margin (3)			3.44%			3.43%			3.28%

Ratio of interest-earning assets to total interest-bearing liabilities	1.28x			1.27x			1.27x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.
	12/31/25	9/30/25	6/30/25	3/31/25	12/31/24
	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.
Interest-Earning Assets:
Securities	3.99%	3.89%	3.81%	3.73%	3.55%
Net loans	5.98%	6.09%	6.01%	5.95%	5.99%
Total interest-earning assets	5.66%	5.76%	5.68%	5.63%	5.66%

Interest-Bearing Liabilities:
Total deposits	2.60%	2.67%	2.62%	2.64%	2.81%
Total borrowings	3.94%	3.96%	3.94%	3.76%	3.64%
Total interest-bearing liabilities	2.83%	2.96%	2.94%	2.90%	3.03%

Interest rate spread	2.83%	2.80%	2.74%	2.73%	2.63%
Net interest margin	3.44%	3.43%	3.36%	3.34%	3.28%

Ratio of interest-earning assets to interest-bearing liabilities	1.28x	1.27x	1.27x	1.27x	1.27x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	December 31, 2025			December 31, 2024
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$82,383	$3,012	3.66%	$36,932	$7,062	5.23%
Available for sale debt securities	3,005,560	119,152	3.96%	2,323,158	77,105	3.32%
Held to maturity debt securities, net (1)	305,490	7,694	2.52%	344,903	8,885	2.58%
Equity securities, at fair value	19,417	612	3.16%	12,367	512	4.14%
Total securities	3,330,467	127,458	3.82%	2,680,428	86,502	3.23%
Federal Home Loan Bank stock	112,072	8,883	7.93%	85,358	8,278	9.70%
Net loans: (2)
Total mortgage loans	13,457,994	773,179	5.75%	11,333,540	655,868	5.79%
Total commercial loans	4,801,729	318,268	6.63%	3,768,388	251,793	6.68%
Total consumer loans	610,411	41,974	6.88%	498,503	36,635	7.35%
Total net loans	18,870,134	1,133,421	6.01%	15,600,431	944,296	6.05%
Total interest-earning assets	$22,395,056	$1,272,774	5.68%	$18,403,149	$1,045,626	5.68%

Non-Interest Earning Assets:
Cash and due from banks	147,184			233,829
Other assets	1,886,881			1,745,170
Total assets	$24,429,121			$20,382,148

Interest-Bearing Liabilities:
Demand deposits	$10,304,843	$273,101	2.65%	$8,480,380	$245,874	2.90%
Savings deposits	1,627,710	3,609	0.22%	1,502,852	3,443	0.23%
Time deposits	3,267,755	123,293	3.77%	2,367,144	100,206	4.23%
Total deposits	15,200,308	400,003	2.63%	12,350,376	349,523	2.83%
Borrowed funds	2,018,256	78,754	3.90%	1,983,674	73,523	3.71%
Subordinated debentures	403,924	33,452	8.28%	262,275	22,478	8.57%
Total interest-bearing liabilities	$17,622,488	$512,209	2.91%	$14,596,325	$445,524	3.05%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	3,722,633			3,120,571
Other non-interest bearing liabilities	365,669			385,727
Total non-interest bearing liabilities	4,088,302			3,506,298
Total liabilities	21,710,790			18,102,623
Stockholders' equity	2,718,331			2,279,525
Total liabilities and stockholders' equity	$24,429,121			$20,382,148

Net interest income		$760,565			$600,102

Net interest rate spread			2.77%			2.63%
Net interest-earning assets	$4,772,568			$3,806,824

Net interest margin (3)			3.39%			3.26%

Ratio of interest-earning assets to total interest-bearing liabilities	1.27x			1.26x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Year Ended
	December 31, 2025	December 31, 2024	December 31, 2023
Interest-Earning Assets:
Securities	3.93%	3.43%	2.62%
Net loans	6.01%	6.05%	5.37%
Total interest-earning assets	5.68%	5.68%	4.87%

Interest-Bearing Liabilities:
Total deposits	2.63%	2.83%	1.99%
Total borrowings	3.90%	3.71%	3.41%
Total interest-bearing liabilities	2.91%	3.05%	2.24%

Interest rate spread	2.77%	2.63%	2.63%
Net interest margin	3.39%	3.26%	3.16%

Ratio of interest-earning assets to interest-bearing liabilities	1.27x	1.26x	1.31x